Execution Copy

Exhibit 1.1

AGREEMENT AND PLAN OF MERGER

AMONG

CORGENTECH, INC.,

ELEMENT ACQUISITION CORP.,

AND

ALGORX PHARMACEUTICALS, INC.

AND

STOCKHOLDER REPRESENTATIVE

SEPTEMBER 23, 2005

i

LIST OF EXHIBITS

Exhibit A	Form of Company Voting Agreement

Exhibit B	Form of Parent Voting Agreement

Exhibit C	Form of Certificate of Incorporation of Surviving Corporation

Exhibit D	Form of Bylaws of Surviving Corporation

Exhibit E	Form of Parent and Merger Sub Tax Representation Letter

Exhibit F	Form of Company Tax Representation Letter

Exhibit G	Form of Company Affiliate and Market Stand-Off Agreement

Exhibit H	Form of Parent Market Stand-Off Agreement

Exhibit I	Form of Escrow Agreement

Exhibit J	Form of Employment Agreement

LIST OF ANNEXES

Annex A	List of Company Stockholders Executing the Company Voting Agreement

Annex B	List of Parent Stockholders Executing the Parent Voting Agreement

Annex C	Initial Directors of the Surviving Corporation

Annex D	Directors of Parent

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 23, 2005 (the “Agreement Date”) by and among Corgentech, Inc., a Delaware corporation (“Parent”), Element Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), AlgoRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and the individual identified as the Stockholder Representative on the signature page hereto (the “Stockholder Representative”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”).

B. The Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the Merger.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, each Company stockholder listed on Annex A is executing and delivering to Parent a Company Voting Agreement in substantially the form attached hereto as Exhibit A (a “Company Voting Agreement”).

D. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, each Parent stockholder listed on Annex B is executing and delivering to the Company a Parent Voting Agreement in substantially the form attached hereto as Exhibit B (a “Parent Voting Agreement”).

E. For United Stated federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

F. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Delaware Law, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the Surviving Corporation shall be a wholly owned subsidiary of Parent.

1.2 Closing. Subject to termination of this Agreement as provided in Article VIII, the closing of the Merger (the “Closing”) shall take place on the first business day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, or on such time or date as agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Heller Ehrman LLP, 275 Middlefield

Road, Menlo Park, California, unless another place is agreed to in writing by the parties hereto. As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; By-laws. At the Effective Time, (i) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read in form and substance substantially the same as Exhibit C hereto and (ii) the By-laws of the Surviving Corporation shall be amended and restated in their entirety to read in form and substance substantially the same as Exhibit D hereto, in each case until thereafter changed or amended as provided therein or applicable Law.

1.5 Directors and Officers of Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation shall be the persons designated on Annex C hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, as amended. The initial officers of the Surviving Corporation shall be the persons designated on Annex C hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, as amended.

1.6 Directors; Officers. The parties will take all action necessary such that as of the Effective Time the Board of Directors of Parent shall consist of the nine (9) members, eight (8) of which shall be those persons set forth on Annex D hereto (it being understood that prior to the Effective Time the persons set forth on Annex D may only be changed by mutual written consent of the parties). The parties agree that the eight (8) persons set forth on Annex D shall (x) designate the class of director and the committees to which each such director will initially belong prior to the initial filing of the Registration Statement and (y) expeditiously designate the one (1) remaining member of the Board of Directors of Parent. The parties shall take such action as is necessary to structure the Board of Directors of Parent to satisfy applicable stock exchange and corporate governance requirements.

1.7 Establishment of the Escrow Fund. On the Closing Date, Parent will deposit the Escrow Shares with the Escrow Agent to provide for the indemnification rights of Parent under Article 8. The fund comprised of the Parent Common Stock deposited with the Escrow Agent by Parent in accordance with this Section 1.7 is referred to in this Agreement as the “Escrow Fund” and the disposition of the Escrow Fund will be governed by the terms of this Agreement and the Escrow Agreement. Each Participating Stockholder will be entitled to receive such Participating Stockholder’s Pro Rata Share of any amounts that are released from the Escrow Fund to the Participating Stockholders in accordance with the terms of this Agreement and the Escrow Agreement.

1.8 Escrow; Indemnity; Stockholder Representative. The Participating Stockholders, by virtue of the approval of this Agreement by the Company stockholders, (i) shall be deemed to have consented to the deposit of the Escrow Shares with the Escrow Agent pursuant to the terms of the Escrow Agreement, (ii) shall be deemed to have agreed that the Escrow Shares in the Escrow Fund will be subject to the indemnification provisions of Article 8, and (iii) shall be deemed to have irrevocably constituted and appointed the Stockholder Representative (together with his or her permitted successors) as their true and lawful agent and attorney-in-fact to enter into the Escrow Agreement, to enter into any other agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on the Stockholder Representative under any such agreement, to waive any terms and conditions of any such agreement, to give and receive notices on their behalf and to be their exclusive representative to the extent of their respective interests in the Escrow Fund with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including the defense, settlement or compromise of any claim, action or proceeding for which Parent or Merger Sub may be entitled to indemnification and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Stockholder Representative, in connection with its obligations under this Agreement, shall not be liable for any action taken or not taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction in the absence of his or her own gross negligence or willful misconduct. In all questions arising under this Agreement, the Stockholder Representative may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice, the Stockholder Representative shall not be liable to any Participating Stockholder in its capacity as such. The Stockholder Representative shall have no duties or responsibilities other than those expressly set forth in this Agreement or the Escrow Agreement and the implied duty of good faith and fair dealing. The Stockholder Representative, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under, and shall not be bound by, any other document or agreement, other than the Escrow Agreement. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his or her successor shall be named by those persons who held a majority of the shares of Company Common Stock, on an as-if converted basis, held by all Participating Stockholders immediately prior to the Effective Time and such successor shall serve and exercise the powers of Stockholder Representative hereunder.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Series C Preferred Stock. Each share of Series C Preferred Stock, par value $0.001 per share, of the Company (“Company Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series C Preferred Stock to be cancelled pursuant to Section 2.1(e)), shall be converted, subject to Section 2.2(e), into the right to receive a number of shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) equal to the sum of (i) the Series C Preference Exchange Ratio plus (ii) the Common Exchange Ratio. All such shares of Company Series C Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Series C Preferred Stock was converted in the Merger. Certificates previously representing shares of Company Series C Preferred Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and a check for any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2.

(b) Conversion of Series B Preferred Stock. Each share of Series B preferred stock, par value $0.001 per share, of the Company (“Company Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of the Company Series B Preferred stock to be cancelled pursuant to Section 2.1(e)), shall be converted, subject to Section 2.2(e), into the right to receive a number of shares of Parent Common Stock equal to the sum of (i) the Series B Preference Exchange Ratio plus (ii) the Common Exchange Ratio. All such shares of Company Series B Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Series B Preferred Stock was converted in the Merger. Certificates previously representing shares of Company Series B Preferred Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and a check for any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2.

(c) Conversion of Series A Preferred Stock. Each share of Series A preferred stock, par value $0.001 per share, of the Company (“Company Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series A Preferred Stock to be cancelled pursuant to Section 2.1(e)), shall be converted, subject to Section 2.2(e), into the right to receive a number of shares of Parent Common Stock equal to the sum of (i) the Series A Preference Exchange Ratio plus (ii) the Common Exchange Ratio. All such shares of Company Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Series A Preferred Stock was converted in the Merger. Certificates previously representing shares of Company Series A Preferred Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and a check for any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2.

(d) Conversion of Company Common Stock. Each share of common stock, par value $.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(e)), shall be converted, subject to Section 2.2(e), into the right to receive a number of shares of Parent Common Stock equal to the Common Exchange Ratio. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and a check for any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2.

(e) Cancellation of Certain Shares. Each share of Company Common Stock or Company Preferred Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(f) Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(g) Change in Shares. The parties acknowledge and agree that the Exchange Ratios assume that no Reverse Stock Split has occurred following the date of this Agreement and prior to the Effective Time. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock, Company Preferred Stock or Company Common Stock shall have been changed (including as a result of the Reverse Stock Split) into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratios shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

2.2 Exchange of Certificates.

(a) Exchange Agent. At the Effective Time, Parent shall irrevocably deposit, or shall cause to be deposited, with Mellon Investor Services LLC (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.2(e) (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) in exchange for all outstanding shares of Company Common Stock and Company Preferred Stock and all Company Warrants. The Exchange Agent shall, pursuant to irrevocable instructions and subject to Section 1.7, deliver Parent Common Stock contemplated to be issued pursuant to Section 2.1 and the cash contemplated to be issued pursuant to Section 2.2(e) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in reasonable and customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock or Company Preferred Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate, subject to Section 1.7, shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock or Company Preferred Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock and Company Preferred Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock or Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably satisfactory that any applicable stock transfer taxes, if any, have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares of Company Common Stock or Company Preferred Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Further Rights in Company Common Stock or Company Preferred Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock or Company Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, as applicable.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any fractional shares of Parent Common Stock that would otherwise be issued, each stockholder that would have been entitled to receive a fractional share of Parent Common Stock shall, upon proper surrender of the Certificates, receive a cash payment equal to such fraction multiplied by the Parent Common Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Preferred Stock for twenty-four (24) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock or Company Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(g) No Liability. None of the Company, the Surviving Corporation or Parent shall be liable to any holder of shares of Company Common Stock or the Company Preferred Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the execution of an indemnity agreement against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Preferred Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under applicable Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Preferred Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Delaware Law (“Appraisal Shares”) shall not be converted into a right to receive shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder’s right to appraisal. If, after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder’s right to appraisal, such shares of Company Common Stock or Company Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive such consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and Company Preferred Stock. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to dissenting shares without the consent of Parent.

2.4 Retention Bonus Plan. At the Closing, the Total Merger Consideration shall reduced by the aggregate number of shares of Parent Common Stock payable to participants under terms of the Retention Bonus Plan (the “Retention Bonus Plan Payment”), which in the aggregate shall not exceed six and one-half percent (6.5%) of the Total Merger Consideration. The amount of Retention Bonus Plan Payment for each holder of Participating Units shall be set forth on Schedule 2.4, which shall be delivered by the Company to Parent within two (2) business days of the determination of the Parent Common Stock Price. To the extent there are any changes, an updated Schedule 2.4 shall be delivered by the Company to Parent on the Closing Date. Subject to Section 1.7, at the Effective Time and in addition to the shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock or Company Preferred Stock in accordance with the terms hereof, Parent shall issue to the holders of Participating Units the corresponding number of Parent Common Stock set forth on Schedule 2.4.

2.5 Stock Options. At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under any stock option plan of the Company or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, will be cancelled.

2.6 Company Series C Preferred Stock Warrants. At the Effective Time, each warrant to purchase shares of Company Series C Preferred Stock (“Company Warrants”) which is outstanding immediately prior thereto shall, in accordance with the terms thereof, cease to represent a right to acquire shares of Company Series C Preferred Stock and automatically shall be converted, at the Effective Time, without any action on the part of the holder thereof, into a warrant to purchase Parent Common Stock (as so converted, a “Company Converted Warrant”). Each Company Converted Warrant shall continue to have, and be subject to, the same terms and conditions as set forth in any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Converted Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Preferred Warrant immediately prior to the Effective Time multiplied by the sum of (a) the Series C Preference Exchange Ratio plus (b) the Common Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Converted Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Preferred Stock at which such Company Warrants was exercisable immediately prior to the Effective Time by the sum of (a) the Series C Preference Exchange Ratio plus (b) the Common Exchange Ratio, rounded up to the nearest whole cent.

2.7 Restricted Stock. If any shares of Company Common Stock, Company Preferred Stock or Parent Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased upon any termination of the stockholders’ employment, directorship or other relationship with the Company or Parent, as the case may be (and/or any Subsidiary of the Company or Parent), under the terms of any agreement with the Company or Parent (and/or any Subsidiary of the Company or Parent), as applicable, that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then (i) with respect to such shares of Company Common Stock or Company Preferred Stock, the shares of Parent Common Stock issued upon the conversion of such shares in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions and (ii) with respect to such shares of Parent Common Stock, such shares will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Disclosure Schedule shall be considered disclosed for other sections of the Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Parent has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Parent and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of Parent Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Parent. Except as set forth in Section 3.1 of Parent Disclosure Schedule, none of Parent or any of its Subsidiaries holds an Equity Interest in any other person.

3.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of Parent’s Amended and Restated Certificate of Incorporation (the “Parent Certificate”) and Amended and Restated By-laws (the “Parent By-laws”) that are listed as exhibits to Parent’s Form 10-K for the year ended December 31, 2004 (the “Parent Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of Parent Certificate or Parent By-laws. True and complete copies of all minute books of Parent have been made available by Parent to the Company.

3.3 Capitalization

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of the Agreement Date, (A) 28,069,277 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Parent Preferred Stock were issued and outstanding, (C) no shares were held in treasury, and (D) 4,189,525 shares of Parent Common Stock were issuable upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding on such date. All capital stock or other equity securities of Parent have been issued in compliance with applicable federal and state securities laws.

(b) As of the Agreement Date, except for Parent Options to purchase not more than 4,189,525 shares of Parent Common Stock, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Parent or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries. Parent has provided the Company with a true and complete list, as of the date hereof, of all Parent Options outstanding under the Parent Stock Plans, the prices at which such outstanding Parent Options may be exercised, the number of Parent Options outstanding at each such price and the vesting schedule of Parent Options. All shares of Parent Common Stock subject to issuance under Parent Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) Except for contractual obligations contained in documents filed as exhibits to Parent’s most recent annual report on Form 10-K, as of the date hereof there are no outstanding contractual obligations of Parent or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by Parent of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d) Parent does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Parent has not adopted a stockholder rights plan.

(e) None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Parent Options.

3.4 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 3.21. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of Parent (the “Parent Board”), by resolutions duly adopted by majority vote of the disinterested directors at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Parent Board Approval”), has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger), and (iii) resolved to recommend (subject to Section 5.6(a)) that the stockholders of Parent vote for approval of the issuance of Parent Common Stock to be issued pursuant to the Merger as required by NASD Rule 4350(i)(B) and for approval of the change-of-control of Parent in connection with the transactions contemplated hereby as required by NASD Rule 4330(f). Parent Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of Delaware Law.

(c) Merger Sub’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of Parent, as Merger Sub’s sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) recommended that Parent approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (A) (assuming Parent Stockholder Approval is obtained) conflict with or violate any provision of Parent Certificate or Parent By-laws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (B) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any Contract, Parent Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act, the rules and regulations of The NASDAQ Stock Market, Inc. and the filing and recordation of the Certificate of Merger as required by Delaware Law and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

3.6 Permits; Compliance With Law. Parent and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity (collectively, “Parent Permits”), including all Parent Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and the regulations of the Federal Food and Drug Administration (the “FDA”) promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted, and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect. None of Parent or any of its Subsidiaries is in conflict with, or in default or violation of, (x) any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (y) any Parent Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) Parent has timely filed or furnished all forms, reports, proxy statements, schedules and documents required to be filed or furnished by it under the Exchange Act since February 12, 2004 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (A) as of the time it was filed, complied in all material respects with the requirements of the Exchange Act, and (B) did not, at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or will be made, not misleading. Each of the certifications filed or furnished to the SEC pursuant to Rule 13a-14(a) and Rule 13a-14(b) of the Exchange Act is accurate and complied as to form and content as of the date such certifications were filed with or furnished to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Article 10 to Regulation S-X and the instructions to Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have a Material Adverse Effect). The books and records of Parent and each of its Subsidiaries have been maintained in accordance with applicable material legal and accounting requirements.

(c) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated Subsidiaries as of June 30, 2005 included in Parent Form 10-Q for the quarter ended June 30, 2005, including the notes thereto, none of Parent or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business since June 30, 2005.

3.8 Brokers. No broker, finder or investment banker (other than Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries. Parent has heretofore made available to the Company a true and complete copy of a letter agreement between Parent and Parent Financial Advisor regarding any payments pursuant to which such firm would be entitled as a result of the Merger or any other transaction contemplated by this Agreement or any future transactions undertaken by Parent.

3.9 Absence of Certain Changes or Events. Since June 30, 2005, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.9 of Parent Disclosure Schedule, Parent and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect or (B) any action taken by Parent or any of its Subsidiaries during the period from June 30, 2005 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of Parent Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of Parent or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by Parent or any ERISA Affiliate, or under which Parent or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Parent Benefit Plan”). Neither Parent, nor to the knowledge of Parent, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Parent Benefit Plan, Parent has delivered or made available to the Company true, correct and complete copies of (A) each Parent Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the IRS with respect to such Parent Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Parent Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Parent Benefit Plan, and (G) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of Parent Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in Parent SEC Filings prior to the date of this Agreement. With respect to Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Parent Benefit Plans, ERISA, the Code or any other applicable Law.

(c) Except as disclosed in Section 3.10(c) of Parent Disclosure Schedule: (A) each Parent Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Parent Benefit Plan has not yet expired, and each trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Parent’s knowledge no fact or event has occurred that has adversely affected or could adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust, (B) to Parent’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan that could result in material liability to Parent or an ERISA Affiliate, (C) each Parent Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if Parent Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in Parent SEC Filings prior to the date of this Agreement), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) no Parent Benefit Plan is a multiemployer pension plan (as defined in

Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of Parent or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) no material liability under Title IV of ERISA has been incurred by Parent or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (G) none of the assets of Parent or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (H) neither Parent nor any ERISA Affiliate has any liability under ERISA Section 502, (I) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (J) all contributions and payments to such Parent Benefit Plan are deductible under Code sections 162 or 404, (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (L) no excise tax could be imposed upon Parent under Chapter 43 of the Code.

(d) Except as set forth on Section 3.10(d) of Parent Disclosure Schedule, no amount that could be received (including without limitation in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any person who in respect of Parent is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e) Except as required by Law, no Parent Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Parent Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Parent and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) None of Parent or any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

(g) Except as set forth in Section 3.10(g) of the Parent Disclosure Schedule, no Parent Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such plan listed in Section 3.10(g) of the Parent Disclosure Schedule, a “Parent Deferred Compensation Plan”). Based on a good faith, reasonable interpretation of Code Section 409A pursuant to Notice 2005-1 of the Treasury Department and the Internal Revenue Service (a “Reasonable Interpretation”), each Parent Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Code Section 409A(a)(1). Based on a Reasonable Interpretation, neither Parent nor any of its Subsidiaries has, since October 3, 2004, (i) granted to any person an interest in any Parent Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) modified the terms of any Parent Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(10)(B) or (b)(4)(A) of the Code.

3.11 Labor and Other Employment Matters.

(a) Parent and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of Parent or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of Parent or any of its Subsidiaries. To Parent’s knowledge, no employee of Parent or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) Parent has identified in Section 3.11(b) of Parent Disclosure Schedule and has made available to the Company true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to Parent or any of its Subsidiaries, (B) all severance programs and policies of Parent and each of its Subsidiaries with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of Parent and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.11(b) of Parent Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Parent or any of its Subsidiaries or affiliates from Parent or any of its Subsidiaries or affiliates under any Parent Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Parent Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. As of the date hereof, no individual who is a party to an employment agreement listed in Section 3.11(b) of Parent Disclosure Schedule or any agreement incorporating change in control provisions with Parent has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of Parent under such agreement.

3.12 Tax Treatment. None of Parent, any of its Subsidiaries or any of Parent’s affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.13 Contracts. As of the date hereof, except as filed as exhibits to Parent SEC Filings or as disclosed in Section 3.13 of Parent Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any of its Subsidiaries, or which restricts the conduct of any line of business by Parent or any of its Subsidiaries or any geographic area in which Parent or any of its Subsidiaries may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. As of the date hereof, each Contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of Parent Disclosure Schedule, is referred to herein as a “Parent Material Contract.” Each Parent Material Contract is valid and binding on Parent and each of its Subsidiaries party thereto and, to Parent’s knowledge, each other party thereto, and in full force and effect, and Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Parent Material Contract and, to Parent’s knowledge, each other party to each Parent Material Contract has in all respects performed all obligations required to be performed by it under such Parent Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, none of Parent or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract.

3.14 Litigation. Except as and to the extent disclosed in Parent SEC Filings, filed prior to the date of this Agreement or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries is as of the date hereof obligated to indemnify a third party and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

3.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) Parent and each of its Subsidiaries (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

(b) None of Parent or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c) None of Parent or any of its Subsidiaries (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d) None of the real property owned or leased by Parent or any of its Subsidiaries is listed or, to the knowledge of Parent, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the knowledge of Parent, there are no past or present conditions, circumstances, or facts that may (A) interfere with or prevent continued compliance by Parent or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any liability or other obligation under any Environmental Laws, or (C) form the basis of any claim, action, suit, proceeding, or investigation against or involving Parent or any of its Subsidiaries based on or related to any Environmental Law.

3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Parent owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of Parent and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof (“Parent Material Intellectual Property”). Except as set forth in Section 3.16 of Parent Disclosure Schedule as of the date hereof and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Parent Material Intellectual Property has been made by a third party and no such Parent Material Intellectual Property is the subject of any pending or, to Parent’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to Parent or any of its Subsidiaries that the use of any Parent Material Intellectual Property by Parent, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that Parent or any of its Subsidiaries has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Parent Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Parent Material Intellectual Property; (D) Parent has, and enforces, a policy requiring each employee to execute a confidential information and inventions assignment agreement, and each consultant and independent contractor to execute a confidential information agreement, and all current and former employees, consultants and independent contractors have executed at least one such agreement; (E) Parent has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Parent Material Intellectual Property, and has no knowledge that any employee or former employee of Parent has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Parent Material Intellectual Property; (F) Parent has taken all reasonable action to maintain and protect each item of Parent Material Intellectual Property; and (G) to its knowledge, Parent has the right to use all of Parent Material Intellectual Property in all jurisdictions in which Parent currently conducts business.

3.17 Regulatory Compliance

(a) As to each product subject to the FDCA and the FDA regulations promulgated thereunder or similar Law in any foreign jurisdiction that is developed, manufactured, tested, distributed and/or marketed by Parent or any of its Subsidiaries (each such product, a “Medical Device”, a “Biologic” or a “Drug”, as the case may be), each such Medical Device, Biologic or Drug is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Law, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, and applications or abbreviated applications to market a new Biologic or a new Drug, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the AMA’s guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any material notice or other material communication from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling or promotion of any products of Parent or any of its Subsidiaries or (B) otherwise alleging any material violation applicable to any Medical Device, Biologic or Drug by Parent or any of its Subsidiaries of any Law.

(b) No Medical Device, Biologic or Drug is under consideration for or has been recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons) by Parent or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which Parent has knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Biologic or Drug are pending against Parent or any of its Subsidiaries or, to the knowledge of Parent, any licensee of any Medical Device, Biologic or Drug, nor have any such proceedings been pending at any time in the five year period prior to the date hereof. To the knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) with respect to a recall, withdrawal, suspension, seizure or discontinuance of any Drug or Biologic of Parent or with respect to any of the drug products or candidates being sold, manufactured, or developed by Parent (the “Parent Specified Compounds”). Complete and accurate copies of all material data of Parent with respect to the safety or efficacy of the Parent Specified Compounds have been made available to Parent.

(c) As to each Biologic or Drug of Parent or any of its Subsidiaries for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, Parent and its Subsidiaries are in compliance with 21 U.S.C. § 355, Section 626 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and similar Law and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. As to each such drug, Parent and any relevant Subsidiary of

Parent, and the officers, employees or agents of Parent or such Subsidiary, have included in the application for such Drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Law and the list described in 21 U.S.C. § 335a(k)(2) or any similar Law, and each such certification and list was true, complete and correct in all material respects when made. In addition, Parent and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and all similar Law.

(d) No article of any Biologic or Drug manufactured and/or distributed by Parent or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law) or (C) a product that is in violation of 21 U.S.C. § 355 (or similar Law), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect

(e) Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law.

(f) Neither Parent nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, Biologic or Drug, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device, Biologic or Drug or (c) to Parent’s knowledge, commenced, or threatened to initiate, any action to enjoin the production of any Medical Device, Biologic or Drug produced at any facility where any Medical Device, Biologic or Drug is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(g) To the knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Entity against or affecting Parent or any of its Subsidiaries relating to or arising under (a) the FDCA or the regulations of the FDA promulgated thereunder or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services.

3.18 Taxes.

(a) Parent and each its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of Parent and its Subsidiaries (i) did not, as of the dates of the most recent financial statements contained in Parent SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to any of Parent and its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of any of Parent or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and Parent and its Subsidiaries have not received notification that any such audit or other proceeding is pending, and (iii) neither Parent nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) There are no Tax liens upon any property or assets of Parent or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and (iii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and have otherwise complied with all applicable rules and regulations relating to withholding of Taxes, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) None of Parent or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.

(g) No claim has ever been made in writing by an authority in a jurisdiction where any of Parent and any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) None of Parent or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which Parent is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.

(i) None of Parent or any of its Subsidiaries has been a party to any distribution in which the parties to such distribution treated the distribution as one described in Section 355 of the Code, in whole or in part.

(j) Parent and its Subsidiaries have delivered to the Company correct and complete copies of all (i) federal and applicable state and franchise Tax Returns for tax years ending on or after December 31, 1999, and made available such other Tax Returns as Company may have requested, and (ii) income Tax audit reports, statements of deficiency, and closing or other agreements relating to Taxes.

(k) Each of Parent and its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(l) Neither Parent nor any Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(m) Neither Parent nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the

Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

3.19 Insurance. Section 3.18 of Parent Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by Parent and each of its Subsidiaries, copies of which have previously been made available to the Company. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised Parent or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against Parent or any of its Subsidiaries.

3.20 Opinion of Financial Advisor. Prior to the date hereof, Piper Jaffray & Co. (the “Parent Financial Advisor”) has delivered to Parent Board its written opinion substantially to the effect that the Total Merger Consideration to be paid for the Company pursuant to this Agreement is fair from a financial point of view to Parent. Parent has been authorized by Parent Financial Advisor to permit, subject to prior review and consent by Parent Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Joint Proxy Statement/Prospectus.

3.21 Vote Required. The affirmative vote of a majority of the total votes cast by the holders of Parent Common Stock in favor of (i) the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger and (ii) the approval of the change-of-control of Parent in connection with the transactions contemplated hereby is the only vote of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Parent Stockholder Approval”).

3.22 Ownership of Merger Sub; No Prior Activities. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly-owned subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

3.23 Transactions with Affiliates. Except as set forth in the Parent SEC Filings filed prior to the date of this Agreement, during the period commencing on the date of the Parent’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.24 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by or on behalf of Parent for inclusion in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of Parent or the stockholders of the Company or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof) or the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made in the Registration Statement or the Joint Proxy Statement/Prospectus based upon information supplied by any part other than Parent for inclusion in the Registration Statement or the Joint Proxy/Statement Prospectus.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Disclosure Schedule shall be considered disclosed for other sections of the Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent as follows:

4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. Except as set forth in Section 4.1 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries holds an Equity Interest in any other person.

4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company’s Third Amended and Restated Certificate of Incorporation (the “Company Certificate”) and Amended and Restated By-laws (the “Company By-laws”) that are listed as exhibits to the Company’s Registration Statement on Form S-1 filed with the SEC on November 24, 2004, as amended (as amended, the “Company S-1”) are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. True and complete copies of all minute books of the Company have been made available by the Company to Parent.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 173,840,266 shares of Company Common Stock and 137,405,754 shares of Preferred Stock (of which 9,150,000 shares are designated as Series A Preferred Stock, 17,858,462 shares are designated as Series B Preferred Stock and 110,397,292 shares are designated as Series C Preferred Stock). As of the Agreement Date, (A) 1,155,544 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) 9,150,000 shares of Company Series A Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (C) 11,692,308 shares of Company Series B Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (D) 109,704,634 shares of Company Series C Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (E) 2,562,729 shares of Company Common Stock were issuable (and such number was reserved for issuance ) upon the exercise of outstanding Company Options and (F) 692,658 shares of Company Series C Preferred Stock were issueable (and such numbers were reserved for issuance) upon the exercise of outstanding Company Warrants.

(b) As of the Agreement Date, except for Company Options to purchase 2,562,729 shares of Company Common Stock and the Company Warrants to purchase 692,658 shares of Company Series C Preferred Stock, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. The Company has previously provided Parent with a true and complete list, as of the date hereof, of all Company Options outstanding under the Company Stock Option Plans, the prices at which such outstanding Company Options may be exercised and the vesting schedule of the Company Options. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) Except for the Company Voting Agreement, as of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock, Company Preferred Stock, or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d) The Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholders rights plan.

(e) None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Company Options.

4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 4.21. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of the Company (the “Company Board”), by resolutions duly adopted by unanimous vote of the disinterested directors present at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved to recommend (subject to Section 5.4(b)) that the stockholders of the Company adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders in accordance with this Agreement. The Company Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the Delaware Law.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws or any equivalent organizational documents of any of its Subsidiaries, (B) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act, the rules and regulations of The NASDAQ National Market and the filing and recordation of the Certificate of Merger as required by Delaware Law and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

4.6 Permits; Compliance With Law. The Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity (collectively, “Company Permits”), including all Company Permits under the FDCA and the regulations of the FDA promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company or any of its Subsidiaries is in conflict with, or in default or violation of, (x) any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (y) any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

4.7 Financial Statements.

(a) The audited consolidated financial statements (including the notes thereto) contained in the Company S-1 were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods indicated therein. The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(b) The unaudited consolidated financial statements of the Company for the three and six month periods ended June 30, 2005 attached as Section 4.7(b) of the Company Disclosure Schedule (the “Company Unaudited Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except that the Company Unaudited Financial Statements may not contain all of the notes required by GAAP), and present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of June 30, 2005 (subject to normal year-end adjustments which would not, individually or in the aggregate, have a Material Adverse Effect).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company Unaudited Financial Statements, none of the Company or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business since June 30, 2005 that would not, individually or in the aggregate, have a Material Adverse Effect.

4.8 Brokers. No broker, finder or investment banker (other than Lazard Frères & Co. LLC and the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement.

4.9 Absence of Certain Changes or Events. Since December 31, 2004, except as specifically contemplated by, or as disclosed in, this Agreement or Section 4.9 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect or (B) any action taken by the Company or any of its Subsidiaries during the period from June 30, 2005 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were since formation of the Company, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Neither the Company, nor to the knowledge of the Company, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Company Benefit Plan, the Company has delivered or made available to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the IRS with respect to such Company Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (G) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed in the Company S-1. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c) Except as disclosed in Section 4.10(c) of the Company Disclosure Schedule: (A) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge no fact or event has occurred that has adversely affected or could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed in the Company S-1), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) no Company Benefit Plan is a Multiemployer Plan or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (G) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (H) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (I) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (J) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (L) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

(d) No amount that could be received (including without limitation in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any person who in respect of Parent is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) None of the Company or any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

(g) Except as set forth in Section 4.10(g) of the Company Disclosure Schedule, no Company Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such plan listed in Section 4.10(g) of the Company Disclosure Schedule, a “Company Deferred Compensation Plan”). Based on a Reasonable Interpretation, each Company Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Code Section 409A(a)(1). Based on a Reasonable Interpretation, neither Company nor any of its Subsidiaries has, since October 3, 2004, (i) granted to any person an interest in any Company Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) modified the terms of any Company Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(10)(B) or (b)(4)(A) of the Code.

4.11 Labor and Other Employment Matters.

(a) The Company and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Company or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of the Company or any of its Subsidiaries. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) The Company has identified in Section 4.11(b) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (B) all severance programs and policies of the Company and each of its Subsidiaries with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of the Company and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries or affiliates from the Company or any of its Subsidiaries or affiliates under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. As of the date hereof, no individual who is a party to an employment agreement listed in Section 4.11(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement.

4.12 Tax Treatment. None of the Company, any of its Subsidiaries or any of the Company’s affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.13 Contracts. As of the date hereof, except as filed as exhibits to the Company S-1, or as disclosed in Section 4.13 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or which restricts the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiaries may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. As of the date hereof, each Contract of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, none of the Company or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

4.14 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is as of the date hereof obligated to indemnify a third party and neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

4.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) The Company and each of its Subsidiaries (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

(b) None of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c) None of the Company or any of its Subsidiaries (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d) None of the real property owned or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the knowledge of the Company, there are no past or present conditions, circumstances, or facts that may (A) interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any liability or other obligation under any Environmental Laws, or (C) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or any of its Subsidiaries based on or related to any Environmental Law.

4.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof (“Company Material Intellectual Property”). Except as set forth in Section 4.16 of the Company Disclosure Schedule as of the date hereof and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Company Material Intellectual Property has been made by a third party and no such Company Material Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to the Company or any of its Subsidiaries that the use of any Company Material Intellectual Property by the Company or any of its Subsidiaries is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Company Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Material Intellectual Property; (D) the Company has, and enforces, a policy requiring each employee to execute a confidential information and inventions assignment agreement, and each consultant and independent contractor to execute a confidential information agreement, and all current and former employees, consultants and independent contractors have executed at least one such agreement; (E) the Company has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any the Company Material Intellectual Property, and has no knowledge that any employee or former employee of the Company has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Material Intellectual Property; (F) the Company has taken all reasonable action to maintain and protect each item of Company Material Intellectual Property; and (G) to its knowledge, the Company has the right to use all of the Company Material Intellectual Property in all jurisdictions in which the Company currently conducts business.

4.17 Regulatory Compliance.

(a) As to each product subject to the FDCA and the FDA regulations promulgated thereunder or similar Law in any foreign jurisdiction that is developed, manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries (each such product, a “Medical Device”, a “Biologic” or a “Drug”, as the case may be), each such Medical Device, Biologic or Drug is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Law, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, and applications or abbreviated applications to market a new Biologic or a new Drug, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the AMA’s guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any material notice or other material communication from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling or promotion of any products of the Company or any of its Subsidiaries or (B) otherwise alleging any material violation applicable to any Medical Device, Biologic or Drug by the Company or any of its Subsidiaries of any Law.

(b) No Medical Device, Biologic or Drug is under consideration for or has been recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Biologic or Drug are pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, any licensee of any Medical Device, Biologic or Drug, nor have any such proceedings been pending at any time in the five year period prior to the date hereof. To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) with respect to a recall, withdrawal, suspension, seizure or discontinuance of any Drug or Biologic of the Company or with respect to any of the drug products or candidates being sold, manufactured, or developed by the Company (the “Company Specified Compounds”). Complete and accurate copies of all material data of the Company with respect to the safety or efficacy of the Company Specified Compounds have been made available to Parent.

(c) As to each Biologic or Drug of the Company or any of its Subsidiaries for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. § 355, Section 626 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and similar Law and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. As to each such Drug, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company or such Subsidiary, have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Law and the list described in 21 U.S.C. § 335a(k)(2) or any similar Law, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and all similar Law.

(d) No article of any Biologic or Drug manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law) or (C) a product that is in violation of 21 U.S.C. § 355 (or similar Law), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law.

(f) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, Biologic or Drug, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device, Biologic or Drug or (c) to the Company’s knowledge, commenced, or threatened to initiate, any action to enjoin the production of any Medical Device, Biologic or Drug produced at any facility where any Medical Device, Biologic or Drug is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(g) To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Entity against or affecting the Company or any of its Subsidiaries relating to or arising under (a) the FDCA or the regulations of the FDA promulgated thereunder or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services.

4.18 Taxes.

(a) The Company and each of its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the dates of the most recent financial statements contained in the Company S-1, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to any of the Company and its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of any of the Company or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and the Company and its Subsidiaries have not received notification that any such audit or other proceeding is pending, and (iii) neither the Company nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) There are no Tax liens upon any property or assets of the Company or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and (iii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and have otherwise complied with all applicable rules and regulations relating to withholding of Taxes, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) None of the Company or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.

(g) No claim has ever been made in writing by an authority in a jurisdiction where any of the Company and any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) None of the Company or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.

(i) None of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j) None of the Company or any of its Subsidiaries has been a party to any distribution in which the parties to such distribution treated the distribution as one described in Section 355 of the Code, in whole or in part.

(k) The Company and its Subsidiaries have delivered to Parent correct and complete copies of all (i) federal and applicable state and franchise Tax Returns for tax years ending on or after December 31, 1999, and made available such other Tax Returns as Company may have requested, and (ii) income Tax audit reports, statements of deficiency, and closing or other agreements relating to Taxes.

(l) Each of Parent and its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(m) Neither Parent nor any Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(n) Neither Parent nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

4.19 Insurance. Section 4.19 of the Company Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by the Company and each of its Subsidiaries, copies of which have previously been made available to Parent. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised the Company or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company or any of its Subsidiaries.

4.20 Vote Required. The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting as a single class (with all series of Company Preferred Stock voting on an as-converted basis), (ii) at least sixty-five percent (65%) of the outstanding shares of Company Preferred Stock (with all series of Company Preferred Stock voting together on an as-converted basis) and (iii) a majority of the outstanding shares of Series C Preferred Stock, voting as a separate class, are the only votes of the holders of any class or series of capital stock or other Equity Securities of the Company necessary to adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

4.21 Opinion of Financial Advisor. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (the “Company Financial Advisor”) has delivered to Company Board its written opinion substantially to the effect that the Total Merger Consideration to be received pursuant to the Merger is fair from a financial point of view to the holders of Company Preferred Stock and Company Common Stock. Company has been authorized by Company Financial Advisor to permit, subject to prior review and consent by Company Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Joint Proxy Statement/Prospectus.

4.22 Transactions with Affiliates. Except as set forth in the Company Form S-1 since the date of the filing of the Company Form S-1 through the date of this Agreement, no event has occurred that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC if an amendment to the Company Form S-1 were filed.

4.23 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by or on behalf of the Company for inclusion in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company’s Stockholders’ Meeting (or any adjournment or postponement thereof) or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based upon information supplied by any part other than the Company for inclusion in the Registration Statement or the Joint Proxy/Statement Prospectus.

ARTICLE V

COVENANTS

5.1 Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless authorized and approved in writing by three-fourths of the members of the Operating Committee, Parent will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following unless authorized and approved in writing by three-fourths of the members of the Operating Committee:

(a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents (except, as applicable, as contemplated by the Reverse Stock Split);

(b) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Parent or any of its Subsidiaries, other than (x) the issuance of Parent Common Stock upon the exercise of Parent Options outstanding as of the date hereof in accordance with their terms and (y) the grant of up to 100,000 Parent Options, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of Parent or any of its Subsidiaries, except pursuant to existing Contracts or commitments, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of Parent to Parent or to any other wholly-owned Subsidiary of Parent) or enter into any agreement with respect to the voting of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than pursuant to the Reverse Stock Split or in connection with the termination of an employee pursuant to existing repurchase rights);

(e) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of Parent) for borrowed money, (C) terminate, cancel or request any material change in, or agree to any material change in, any Parent Material Contract, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1(e);

(f) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.11(b) of Parent Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Parent or any of its

Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Parent Benefit Plan;

(g) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h) make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(i) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j) make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k) take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Parent is a party;

(m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(n) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

5.2 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless authorized and approved in writing by three-fourths of the members of the Operating Committee, the Company will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following unless authorized and approved in writing by three-fourths of the members of the Operating Committee:

(a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any of its Subsidiaries other than (x) the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms or upon the conversion of Company Preferred Stock or other convertible securities of the Company or (y) the issuance of Company Common Stock or Company Preferred Stock, as the case may be upon the exercise of the Company Warrants, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than in connection with the termination of an employee pursuant to existing repurchase rights);

(e) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of the Company) for borrowed money, (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.2(e);

(f) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 4.11(b) of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(g) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h) make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(i) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j) make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k) take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(n) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding anything in this Section 5.2 to the contrary, Parent agrees that the Company’s Board may in its discretion do all things permitted under the terms of the Retention Bonus Plan, including (x) designating beneficiaries, (y) granting discretionary Participating Units and (z) authorizing cash payments to be made to beneficiaries under the Retention Bonus Plan to permit said beneficiaries to meet their federal and state income tax liabilities in connection with any payments made pursuant to said plan.

5.3 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable following the date hereof, the Company and Parent shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospects (such proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (the “Registration Statement”) with respect to the shares of Parent Common Stock to be issued in the Merger. The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Registration Statement as Parent’s prospectus. The Registration Statement and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby.

(b) Parent shall, as promptly as practicable following the receipt thereof, provide the Company copies of any written comments and advise it of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. Parent will provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC, and will provide the Company of all such filings to be made, and made, with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld.

(c) Parent will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, in each case after the Registration Statement is declared effective under the Securities Act.

(d) Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statement therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent and the Company.

(e) At or prior to the filing of the Registration Statement, Parent and the Company shall deliver to Heller Ehrman LLP and Cooley Godward LLP tax representation letters substantially in the forms attached hereto as Exhibits E and F. Parent and the Company shall each confirm to such counsel the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the prior sentence. Following delivery of the tax representation letters, each of Parent and the Company shall use its reasonable efforts to cause its counsel to deliver a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions and the opinions described in Section 6.1(f), each of such counsel shall be entitled to rely on the tax representation letters.

5.4 Stockholders’ Meetings.

(a) Parent shall duly call and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Parent Stockholder Approval. In connection with Parent Stockholders’ Meeting and the transactions contemplated hereby, Parent will (i) subject to applicable Law, use its reasonable best efforts to obtain the approvals by its stockholders of the matters that are subject to Parent Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to Parent Stockholders’ Meeting. Subject to Section 5.6, Parent Board shall recommend approval of the issuance by Parent of the shares of Parent Common Stock issuable pursuant to this Agreement and the change-of-control of Parent in connection with the transactions contemplated by this Agreement by the stockholders of Parent (the “Parent Recommendation”) and, except as contemplated under Section 5.6, shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy Statement/Prospectus shall contain such recommendation.

(b) The Company shall duly call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Company Stockholder Approval. In connection with the Company Stockholders’ Meeting and the transactions contemplated hereby, the Company will (i) subject to applicable Law, use its reasonable best efforts to obtain the necessary approvals by its stockholders of the matters that are subject to Company Stockholder Approval and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders’ Meeting. Subject to Section 5.6, the Company Board shall recommend adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”) and, except as contemplated under Section 5.6, shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy Statement/Prospectus shall contain such recommendation.

5.5 Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of their respective Subsidiaries is a party (which such person shall use commercially reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, Parent and the Company shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to (a) provide to the other party and its respective Representatives access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (b) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.5 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or the conditions to the obligations to consummate the Merger. With respect to the information disclosed pursuant to this Section 5.5, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Mutual Nondisclosure Agreement, dated June 7, 2005, previously executed by Parent and the Company (the “Confidentiality Agreement”).

5.6 No Solicitation of Transactions.

(a) Each of Parent and the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall ensure that its and its Subsidiaries’ Representatives do not, directly or indirectly: (i) initiate, solicit, induce, knowingly encourage or take any other action designed to, or which could reasonably be expected to, facilitate, an Acquisition Proposal or Acquisition Inquiry or the making, submission or announcement of, any Acquisition Proposal or Acquisition Inquiry, (ii) furnish to any person any nonpublic information in connection with or in response to any Acquisition Proposal or Acquisition Inquiry, (iii) participate or engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry, except to notify such person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Inquiry; provided, that so long as there has been no breach of this Section 5.6(a), prior to obtaining the approval of Parent’s stockholders at Parent Stockholders’ Meeting contemplated by Section 5.4(a) Parent may, or prior to obtaining the approval of the Company’s stockholders at the Company Stockholders’ Meeting contemplated by Section 5.4(b), the Company may, in response to a written Acquisition Proposal, participate in discussions or negotiations with, request clarifications from, or furnish nonpublic information to, any person in response to an Acquisition Proposal made by such person (and not withdrawn) if (x) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person, such party gives the other party written notice of the identity of such person and of such party’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person and such party receives from such person an executed confidentiality agreement containing terms and conditions at least as favorable as the provisions of the Confidentiality Agreement, (y) Parent Board or Company Board, as applicable, reasonably determines in good faith, after having taken into account the advice of its nationally recognized financial advisor (which may be its current outside financial advisor), that such Acquisition Proposal is a Superior Proposal, and (z) Parent Board or Company Board, as applicable, reasonably determines in good faith, after having taken into account the advice of its nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of its fiduciary duties to its stockholders under applicable Law. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 5.6(a) by any Representative of Parent or the Company or any of its respective Subsidiaries, whether or not such person is purporting to act on behalf of such party, shall constitute a breach of this Section 5.6(a). For purposes of this Agreement, a Representative shall be deemed to have breached this Section 5.6(a) if such Representative takes any action that would constitute a breach by Parent or the Company of this Section 5.6(a) were such party to take such action directly. Parent and the Company shall immediately terminate, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal or Acquisition Inquiry.

(b) Neither Parent Board or Company Board nor any committee thereof shall (i) withdraw, modify or amend, or formally propose to withdraw, modify or amend, in a manner adverse to the other party hereto, Parent Recommendation or the Company Recommendation, as the case may be or (ii) resolve to do any of the foregoing; provided, that Parent Board or the Company Board, as the case may be, may withdraw, modify or amend the Parent Recommendation or Company Recommendation, as applicable, prior to obtaining the approval of its stockholders as contemplated by Section 5.4 if, (x) Parent or the Company, as the case may be, has complied with its obligations under this Section 5.6, (y) Parent Board or the Company Board, as applicable, reasonably determines in good faith, after having taken into account the advice of its nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of its fiduciary duties to the its stockholders under applicable Law and (z) prior to taking such actions, Parent Board or the Company Board, as applicable, shall have given the other party, at least five days notice of its intention to take such action and the opportunity during such period to submit a competing proposal (which shall be considered by Parent Board or Company Board, as applicable, in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor)) and, notwithstanding such competing proposal, the Superior Proposal continues to constitutes a Superior Proposal. Neither the Parent Board’s ability to take any of the actions described in this Section 5.6(b) nor the commencement, disclosure, announcement or submission to it of an Acquisition Proposal shall relieve Parent’s obligation to duly call, give notice of, convene and hold the Parent Stockholders’ Meeting to consider and vote upon the issuance by Parent of the shares of Parent Common Stock issuable pursuant to this Agreement and the change-of-control of Parent in connection with the transactions contemplated by this Agreement, pursuant to Section 5.4(b). Neither the Company Board’s ability to take any of the actions described in this Section 5.6(b) nor the commencement, disclosure, announcement or submission to it of an Acquisition Proposal shall relieve the Company’s obligation to duly call, given notice of, convene and hold the Company Stockholders’ Meeting to adopt this Agreement, pursuant to Section 5.4(b).

(c) In addition to the obligations set forth in Section 5.6(a), Parent or the Company, as applicable, shall as promptly as practicable (and in any event within 24 hours) advise the other of any Acquisition Inquiry or Acquisition Proposal, including the identity of the person making such Acquisition Proposal or Acquisition Inquiry and the terms and conditions thereof, and such party shall, within 24 hours of the receipt thereof, promptly provide to the other party copies of any written materials received in connection with any of the foregoing. Such Party shall keep the other party fully informed of the status and material details (including amendments or proposed amendments) of any such Acquisition Proposal or Acquisition Inquiry and keep the other party fully informed as to the material details of any nonpublic information requested of it and as to the details of all discussions or negotiations with respect to any such Acquisition Proposal or Acquisition Inquiry, and shall provide to the other party within 24 hours of receipt thereof all written materials received by it with respect thereto. Parent or the Company, as applicable, shall promptly provide to the other party any non-public information concerning it provided to any other person in connection with any Acquisition Proposal or Acquisition Inquiry, which was not previously provided to the other party.

(d) Parent and the Company agree not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which Parent or the Company or any of its Subsidiaries is a party or under which Parent or the Company or any of its Subsidiaries has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced at the request of the other party.

(e) Nothing contained in this Agreement shall be deemed to restrict the Parent from complying with Rules 14d-9 or 14e-2 under the Exchange Act.

5.7 Appropriate Action; Consents; Filings.

(a) Parent and the Company shall use their commercially reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act, and (z) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, however, that nothing in this Section 5.7(a) shall require the expenditure of money by the Company or Parent to a third party in exchange for any such consent (other than nominal filing or processing fees). Parent and the Company shall use commercially reasonable best efforts to furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

(b) Parent and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all commercially reasonable best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, or (C) required to prevent a Material Adverse Effect with respect to Parent or the Company from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7(b), such party shall use all commercially reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon Parent and the Company, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

(c) The Company shall use reasonable best efforts to cause each person who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act an executed Company Affiliate and Market Stand-Off Agreement in the form attached hereto as Exhibit G. In the event that any other person becomes an affiliate of the Company following the Agreement Date, Company will use its commercially reasonable efforts to cause such affiliate to execute and deliver a Company Affiliate Agreement.

(d) Parent shall use their commercially reasonable best efforts to cause its officers, directors and affiliates (including affiliated funds), to execute and deliver market stand-off agreements prohibiting the sale, transfer, hedging or similar transaction (other than as may be necessary to pay for any potential tax liability than may be associated with the Company’s Retention Plan) with respect to Parent’s securities for 90 days following the Closing Date in the forms attached hereto as Exhibits H.

(e) The Company shall use reasonable best efforts to promptly designate an individual to serve as the Stockholder Representative who shall upon execution and delivery of a counterpart signature page to this Agreement to the other parties hereto shall be deemed to be the Stockholder Representative under this Agreement.

5.8 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (B) the failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.9 Public Announcements. The press release announcing the execution of this Agreement shall be issued in the form as has been mutually agreed upon by Parent and the Company and each of Parent and the Company shall consult with, and obtain the consent of, the other party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed); provided, that a party may, without consulting with or obtaining the prior consent of the other party, issue such press release or make such public statement as may be required by applicable Law or, in the case of Parent, by any listing agreement with a national securities exchange or automated quotation system to which it is a party, if such party has used commercially reasonable best efforts to consult with the other party and to obtain such other party’s consent, but has been unable to do so in a timely manner. Notwithstanding the provisions of this Section 5.9, in the event that there has been a change of recommendation pursuant to Section 5.6, neither Parent nor the Company will have any further obligation to consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal.

5.10 The NASDAQ National Market Listing. Parent shall promptly prepare and submit to The NASDAQ Stock Market, Inc. a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on The NASDAQ National Market, including, without limitation, effecting a reverse stock split if necessary with respect to the then-outstanding shares of Parent Common Stock, such that each share of Parent Common Stock shall be converted into such lesser number of shares of Parent Common Stock according to a ratio between (and including) 5 into 1 and 2 into 1 (the “Reverse Stock Split”), subject to official notice of issuance, prior to the Effective Time. The Company shall furnish such information concerning it, the Company’s director nominees pursuant to Section 1.6 hereof and the holders of the Company’s capital stock as Parent may reasonably request in connection with such actions and the preparation of the listing application.

5.11 Employee Benefit and Section 16 Matters.

(a) Prior to the Effective Time, Parent Board and Company Board, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(b) Following the Closing, Parent shall provide similarly situated employees of Parent who were employees of Parent as of the Effective Time and employees of Parent (or any Subsidiary, including the Surviving Corporation) who were employees of the Company or any Subsidiary of the Company prior to the Effective Time with substantially similar compensation and benefits in the aggregate.

(c) Employees of the Company or any Subsidiary of the Company who become employees of Parent or a Subsidiary of Parent at or after the Effective Time (“Continuing Employees”) shall receive credit for purposes of eligibility to participate (but not benefit accruals) under Parent Benefit Plans for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, to the extent permitted by applicable insurance policies, Parent shall waive, or cause to be waived, under Parent Benefit Plans any limitations on benefits relating to any pre-existing conditions of Continuing Employees, and Parent shall recognize, or cause to be recognized under Parent Benefit Plans, for purposes of applying annual deductibles, co-payments and out-of-pocket maximums, amounts paid by Continuing Employees in the calendar year in which the Effective Time occurs under Company Benefit Plans as though such amounts had been paid in accordance with the terms and conditions of Parent Benefit Plans in such calendar year.

(d) The parties hereto acknowledge and agree that all provisions contained in this Section 5.11 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or Parent Benefit Plan or any beneficiary thereof or (ii) to continued employment with Parent or the Company. After the Effective Time, nothing contained in this Section 5.11 shall interfere with Parent’s right to amend, modify or terminate any Company Benefit Plan or Parent Benefit Plan or to terminate the employment of any employee of Parent or the Company for any reason.

5.12 Indemnification of Directors and Officers.

(a) The Company, Merger Sub and Parent agree that the indemnification obligations set forth in the Company Certificate and Company By-laws existing in favor of those persons who are directors and officers of the Company as of the date of this Agreement for their acts and omissions as directors and officers thereof prior to the Effective Time, shall survive the Merger and be observed by Parent and Merger Sub to the fullest extent permitted by Delaware Law for a period of six years from the date on which the Merger becomes effective.

(b) For six years from the Effective Time, Parent shall provide to the Company’s directors and officers, as of the date of this Agreement, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policies (true and complete copies which have been previously provided or made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance with respect to the Company in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement for D&O Insurance with respect to the Company, which last annual premium the Company represents and warrants to be approximately $27,200. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.12, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

5.13 Officer’s Certificates.

(a) Not later than five (5) business days prior to (x) the mailing date of the Joint Proxy Statement/Prospectus and (y) the anticipated Closing Date, Parent shall provide to the Company in writing its estimate (as of the Effective Time) of the number of Parent Fully Diluted Shares. Immediately prior to the Effective Time, Parent shall provide to the Company (i) a certificate of the Chief Executive Officer of Parent setting forth the number of Parent Total Fully Diluted Shares and (ii) a certificate of the Chief Financial Officer of Parent setting forth the Cash balance of Parent on the business day immediately preceding the Closing Date.

(b) Not later than five (5) business days prior to (x) the mailing date of the Joint Proxy Statement/Prospectus and (y) the anticipated Closing Date, the Company shall provide to Parent in writing its estimate (as of the Effective Time) of the number of Company Fully Diluted Shares. Immediately prior to the Effective Time, the Company shall provide to Parent a certificate of the Chief Executive Officer of the Company setting forth the number of Company Total Fully Diluted Shares and (ii) a certificate of the Chief Financial Officer of the Company setting forth the Cash balance of the Company on the business day immediately preceding the Closing Date.

5.14 FDA Meetings. The Company agrees that between the date of this Agreement and the Effective Time the Company will use reasonable efforts to provide Parent and its representatives with a reasonable opportunity to review and confer with Company regarding any filing, correspondence, or other communications proposed to be submitted or transmitted to the FDA and to attend and participate in any meetings with any representatives of the FDA.

5.15 Minimum Cash Balance.

(a) Parent shall have a minimum Cash balance after the payment of all Expenses (the “Parent Minimum Cash Balance”) on the Closing Date of (i) $78,000,000, if the Closing occurs on or before, November 30, 2005 or (ii) 78,000,000 less an amount not more than $3,000,000 per month after November 30, 2005, if the Closing occurs after November 30, 2005.

(b) The Company shall have a minimum Cash balance after the payment of all Expenses and any cash payments to be made pursuant to the Retention Bonus Plan (the “Company Minimum Cash Balance”) on the Closing Date of (i) $7,000,000, if the Closing occurs on or before November 30, 2005 or (ii) 7,000,000 less an amount not more than $2,500,000 per month after November 30, 2005, if the Closing occurs after November 30, 2005.

(c) Parent and the Company acknowledge and agree that sole remedy for any breach of the covenants set forth in this Section 5.15 shall be through the Cash Balance Adjustment to the Total Merger Consideration in accordance with Section 9.2.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of the Company or Parent, threatened by the SEC.

(b) Stockholder Approval. Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(d) Consents and Approvals. All material consents, approvals and authorizations of any Governmental Entity required of the Company, Parent or any of their Subsidiaries shall have been obtained. Any applicable waiting periods (together with any extensions thereof) or approvals under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated or received.

(e) The NASDAQ Stock Market Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger shall have been approved for listing on The NASDAQ National Market, subject to official notice of issuance.

(f) Opinion of Counsel. Parent and the Company shall each have received opinions from their respective tax counsel, Cooley Godward LLP and Heller Ehrman LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. The parties agree to make customary representations as requested by such counsel for the purpose of rendering such opinions.

6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, shall have been obtained.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e) Appraisal Shares. No more than 10% of the issued and outstanding shares of capital stock of the Company shall remain eligible to be Appraisal Shares.

(f) Employment Agreement. Parent shall have received an Employment Agreement in the form of Exhibit J executed by Ronald M. Burch, M.D., Ph.D.

6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(c) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, shall have been obtained.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Parent.

(e) Management. John P. McLaughlin shall have remained continuously employed with Parent or a Subsidiary of Parent from the date of this Agreement through the Closing Date.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or the stockholders of the Company:

(a) By mutual written consent of the Company and Parent, by action of their respective Boards of Directors;

(b) By either Parent or the Company if the Merger shall not have been consummated prior to February 28, 2006 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date.

(c) By either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable best efforts to resist, resolve or lift, as applicable);

(d) By either Parent or the Company if the Board of Directors of the other party shall have: (i) failed to make Parent Recommendation or the Company Recommendation, as the case may be, in accordance with Section 5.4 or withdrawn, or adversely modified or changed (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), resolved to withdraw or adversely modify or change (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), Parent Recommendation or the Company Recommendation, as the case may be; (ii) approved or recommended, or resolved to approve or recommend, to its stockholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal; (iii) after an Acquisition Proposal has been made, failed to affirm Parent Recommendation or the Company Recommendation, as the case may be, within two business days of any written request by Parent or the Company to do so; or (iv) failed to recommend that its stockholders not tender their shares in any tender offer or exchange offer that is commenced (other than by a party hereto) that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of its outstanding shares of capital stock;

(e) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(e)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreement contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(e)), and such breach (if curable) has not been cured within 30 days after notice to Parent

(f) By Parent, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(f)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreement contained in this Agreement such that Section 6.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(e)), and such breach (if curable) has not been cured within 30 days after notice to the Company.

(g) By either the Company or Parent if (i) Parent Stockholder Approval shall not have been obtained at Parent Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof) or

(ii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof).

7.2 Effect of Termination.

(a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Parent or their respective Subsidiaries, officers or directors except (x) with respect to Section 5.5, Section 5.9, this Section 7.2 and Article VIII and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Parent Termination Fee. Parent shall pay to the Company a termination fee (the “Parent Termination Fee”) of $3,000,000 as liquidated damages in the event that this Agreement is terminated as follows: (i) if the Company shall terminate this Agreement pursuant to Section 7.1(d); or (ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(g)(i) and, at any time after the date of this Agreement and before the termination of this Agreement, an Acquisition Proposal with respect to Parent shall have been publicly made, proposed or communicated and not bona fide withdrawn and (B) within twelve months following the termination of this Agreement, Parent consummates any Acquisition Proposal or enters into an agreement, understanding (including a letter of intent) with respect to any Acquisition Proposal which is subsequently consummated. Any Parent Termination Fee payable under this provision shall be payable as liquidated damages to compensate the Company for the damages the Company will suffer if this Agreement is terminated in the circumstances set forth in this Section 7.2(b), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Parent Termination Fee to be paid pursuant to this Section 7.2(b) represents liquidated damages and not a penalty.

(c) Company Termination Fee. The Company shall pay to Parent a termination fee (the “Company Termination Fee”) of $3,000,000 as liquidated damages in the event that this Agreement is terminated as follows: (i) if Parent shall terminate this Agreement pursuant to Section 7.1(d); or (ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(g)(ii) and, at any time after the date of this Agreement and before the termination of this Agreement, an Acquisition Proposal with respect to The Company shall have been made, proposed or communicated and not withdrawn and (B) within twelve months following the termination of this Agreement, the Company consummates any Acquisition Proposal or enters into an agreement, understanding (including a letter of intent) with respect to any Acquisition Proposal which is subsequently consummated. Any Company Termination Fee payable under this provision shall be payable as liquidated damages to compensate Parent for the damages Parent will suffer if this Agreement is terminated in the circumstances set forth in this Section 7.2(c), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Company Termination Fee to be paid pursuant to this Section 7.2(c) represents liquidated damages and not a penalty.

(d) All Payments. Any payment required to be made pursuant to Section 7.2(b)(i) or 7.2(c)(i) shall be made not later than two business days after the date of termination. Any payment required to be made pursuant to Section 7.2(b)(ii) or 7.2(c)(ii) shall be made not later than two business days after the consummation of an Acquisition Proposal. In no event shall more than one Parent Termination Fee or Company Termination Fee be made. In no event shall Parent be required to pay Parent Termination Fee nor shall The Company be required to pay the Company Termination Fee if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such fee was in material breach of its obligations under this Agreement. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. Parent and the Company acknowledge that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 7.2 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.2, such defaulting party shall pay to the prevailing party its costs and Expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

7.3 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent, and to the extent that such amendment affects the rights, obligations or duties of the Stockholder Representative, the Stockholder Representative; provided, that after any such approval, no amendment shall be made that by law requires further approval by Parent’s or the Company’s stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of either party, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or, in the case of Parent, in accordance with the rules of The NASDAQ National Market, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.5 Expenses. All Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS

8.1 Survival Periods. If the Merger is consummated, the representations and warranties of the parties contained in this Agreement and the certificates of Parent and the Company delivered pursuant to Section 6.3(a) shall survive the Effective Time, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement for a period of six (6) months following the Closing (the “Indemnity Period”); provided, however, that no right to indemnification pursuant to this Article 8 in respect of any claim based upon any breach of any representation or warranty that is set forth in a Claim Notice delivered prior to the expiration of the Indemnity Period shall be affected by the expiration of such Indemnity Period. If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article IV) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time; provided, however, that no right to indemnification pursuant to Article 8 in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant. The right to indemnification pursuant to Article 8 based on any breach or inaccuracy of such representations, warranties and covenants will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant; provided, however, that the representations and warranties of the Parent and Company shall be deemed to be limited by the disclosures set forth in the Disclosure Schedules. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, will not affect any right to indemnification that may otherwise exist based on any breach or inaccuracy of such representations, warranties and covenants. No claim for indemnification may be asserted after the expiration of the Indemnity Period.

8.2 Indemnification.

(a) General. From and after the Closing, Parent and its affiliates, and each of their respective directors, officers, stockholders, employees and agents (collectively, the “Parent Indemnitees”) shall be entitled to be indemnified from the Escrow Fund from and against any and all damages, claims, losses, expenses, costs, taxes, interest, penalties, fines, obligations and liabilities, including liabilities for all reasonable attorneys’, accountants’, and experts’ fees and expenses including those incurred to enforce the terms of this Agreement (collectively, “Damages”), directly or indirectly arising out of or resulting from (without duplication):

(i) any breach or inaccuracy of any representation or warranty made by the Company in this Agreement (without giving effect to any supplement to the Disclosure Schedule), whether as of the date of this Agreement or as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the date of this Agreement, except in the case of any representation and warranty which by its terms speaks only as of a specific date or dates);

(ii) any breach or inaccuracy of any certification, representation or warranty made by the Company in the certificate referred to in Section 6.3(a) as of the date such certificate is delivered to Parent;

(iii) the breach by the Company of any of the covenants or agreements made by the Company in this Agreement that are required to be performed by the Company prior to the Closing; or

(iv) (a) any amounts paid by Parent or Merger Sub to former stockholders of the Company with respect to Appraisal Shares required to be paid or otherwise reasonably paid to the extent that the aggregate of such amounts exceed the aggregate portion of the Total Merger Consideration that the holders of such Appraisal Shares would have received in the Merger pursuant to Section 1.7 had they not perfected their appraisal rights, plus (b) that portion of the Escrow Shares deposited pursuant to Article 8 with regard to such holder.

The Company shall have no liability with respect to this Article 8 after the Closing and the Company stockholders will have no right to seek contribution from the Company after the Closing with respect to the indemnification obligations hereunder.

(b) Limitations.

(i) Threshold Amount. Notwithstanding the other provisions of this Article 8, no Parent Indemnitee shall be entitled to be indemnified out of the Escrow Fund with respect to a claim for indemnification under this Article 8 (other than claims for indemnification made pursuant to Sections 8.2(a)(iv)) unless and until the aggregate amount that the Parent Indemnitees are otherwise entitled to recover out of the Escrow Fund in the absence of this clause (not including recoveries for claims for indemnification made pursuant to Section 8.2(a)(iv)) exceeds $400,000. At such time that the aggregate amount recoverable by Parent Indemnitees from the Escrow Fund (in the aggregate) in the absence of this clause (not including recoveries for claims for indemnification made pursuant to Section 8.2(a)(iv)) exceeds $400,000, the Parent Indemnitees shall be entitled to recover from the Escrow Fund the aggregate amount in excess of the first $1.00 of such amount otherwise recoverable by Parent.

(ii) Exclusivity of Escrow Fund. Notwithstanding anything to the contrary set forth in this Agreement, recovery from the Escrow Fund shall be the sole and exclusive remedy of any Parent Indemnitee with respect to any right to indemnification hereunder or other claims arising after the Closing with respect to the Merger or otherwise arising under or with respect to this Agreement.

(iii) Fraud. Notwithstanding any other provision herein, there shall be no time limit or monetary limit on claims for Damages arising by operation of law (and not under the express terms of this Agreement) against any Person arising from such Person’s fraud.

(iv) Escrow Shares. For all purposes under this Article 8, the Escrow Shares shall be valued at the Parent Common Stock Price.

8.3 Indemnification Procedures.

(a) General. If any Parent Indemnitee desires to seek indemnification under Section 8.2, the Parent Indemnitee shall give written notice to the Stockholder Representative (a “Claim Notice”) prior to the expiration of the Indemnity Period, which written notice shall describe in reasonable detail the nature of the claim and the amount of the Damages incurred (the “Claimed Amount”). The Stockholder Representative may respond to any Claim Notice (a “Claim Response”) within 30 days after the date that the Claim Notice is received by the Stockholder Representative (the “Response Period”). Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the claim described in the related Claim Notice or the Claimed Amount is disputed. Notwithstanding anything in this Agreement to the contrary, if the Stockholder Representative fails to give a Claim Response within the Response Period or does not dispute the claim described in a Claim Notice, then the Parent Indemnitee and the Stockholder Representative shall instruct the Escrow Agent to release the Claimed Amount to the Parent Indemnitee from the Escrow Fund. Notwithstanding the provisions herein, the failure of any Parent Indemnitee to give notice as provided in this Section 8.3 shall not prejudice the rights of such Parent Indemnitee under this Section 8.3, except to the extent that there is actually prejudice by such failure to give prompt notice.

(b) Defense of a Third Party Claim. If Parent or the Company receives notice of any claim or action by any third party or any threatened claim or action by any third party that may give rise to an indemnification right of any Parent Indemnitee under this Article 8, then Parent shall promptly (and in any event within ten Business Days) deliver to the Stockholder Representative a written notice describing such claim or action in reasonable detail; provided, however, that for the sole purpose of determining whether a claim or action or a threatened claim or action may give rise to an indemnification right of any Parent Indemnitee within the meaning of this sentence, the limitation set forth in Section 8.2(b)(i) shall not be taken into account. Parent may elect to defend any such third party claim. If Parent elects to defend a third party claim, then, promptly (and in any event within ten Business Days) after receiving notice of such third party claim (or sooner, if the nature of such third party claim so requires), Parent shall notify the Stockholder Representative of its intent to do so, and the Stockholder Representative shall provide Parent reasonable access to any documents in the possession of the Stockholder Representative for use in the defense of such third party claim (and pending such notice and assumption of defense, the Stockholder Representative may take such steps to defend against such third party claim as, in such Stockholder Representative’s good-faith judgment, are appropriate). If Parent elects to control the defense of the claim, the following provisions of this Section 8.3(b) shall apply. The Parent shall use counsel in the defense of such third party claim that is reasonably acceptable to the Stockholder Representative. The parties agree that, without limiting Parent’s choice of counsel, it shall be reasonable for Parent to use counsel that it has used in the past. The Stockholder Representative shall have the right to participate in the defense of the claim at its own expense. The Parent Indemnitee shall keep the Stockholder Representative reasonably informed as to the status of and all material developments in the defense.

(c) Separate Counsel. If Parent does not elect to control the defense of the third party claim, the provisions of this Section 8.3(c) shall govern. The Stockholder Representative may control the defense of the claim (with counsel which shall be reasonably acceptable to the Parent Indemnitee). The Parent Indemnitees shall reasonably cooperate in the defense of such third party claim. After notice from Parent of its election not to assume the defense of a third party claim, no Parent Indemnitee shall be entitled under this Article 8 to be indemnified or reimbursed any legal or other expenses subsequently incurred by any Parent Indemnitee in connection with the defense of such claim.

(d) Settlement. The Stockholder Representative and the Parent Indemnitees shall promptly give to one another notice of any bona fide settlement offers received with respect to any third party claim for which indemnification is sought. Neither the Stockholder Representative nor Parent shall have the right to settle any third party claim or consent to the entry of any judgment with respect thereto without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. Unless the Stockholder Representative shall have agreed in writing that the amount of any settlement or compromise shall be paid out of the Escrow

Fund, the fact that such settlement or compromise has been entered into shall not be determinative of the amount to which any Parent Indemnitee may be entitled to be indemnified or reimbursed out of the Escrow Fund.

8.4 Certain Limitations. The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Parent Indemnitees from third parties (including amounts actually recovered under insurance policies) with respect to such Damages; however, the potential availability of insurance proceeds shall not permit delay by the Stockholder Representative in the performance of its duties under this Article 8. If any Parent Indemnitee recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid from the Escrow Fund or after a partial payment of such indemnifiable loss has been made from the Escrow Fund and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the Parent Indemnitee shall promptly remit to the Company stockholders the excess of (i) the sum of the amount theretofore paid from the Escrow Fund in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (ii) the full amount of such Damages.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to the Company, addressed to it at:

500 Plaza Drive

Secaucus, NJ 07094-3619

Attention: Jeffrey A. Rona

Fax: 201-325-6909

with a copy to:

Heller Ehrman LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attention: Stephen M. Davis

Fax: 212-763-7600

If to Parent or Merger Sub, addressed to it at:

650 Gateway Boulevard

South San Francisco, CA 94080

Attention: Patrick Broderick

Fax: 650-624-9600

with a copy to:

Cooley Godward LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Matthew Hemington

Fax: 650-849-7400

If to the Stockholder Representative, addressed to it at:

Attention:

Fax:

9.2 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Inquiry” means, with respect to the Company or Parent, an inquiry, indication or interest or request for nonpublic information that could reasonably be expected to lead to an Acquisition Proposal with respect to such party.

“Acquisition Proposal” means, with respect to the Company or Parent, any offer or proposal concerning any transaction (or series of related transactions) involving: (A) any merger, consolidation, business combination, or similar transaction involving such party, (B) any sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of such party representing 20% or more of the consolidated assets of such party and its Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of such party, (D) in which any person or “group” of persons (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of such party, (E) any liquidation or dissolution of such party, or (F) any combination of the foregoing (other than the Merger).

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“Cash” means the sum of the cash, cash equivalents and investments (each as defined by and determined in accordance with GAAP applied on a basis consistent with prior periods).

“Cash Balance Adjustment” shall be calculated as follows: (i) in the event the Parent Minimum Cash Balance is less than the amount required under Section 5.15(a) (and such deficiency is greater in amount than the deficiency in the Company Minimum Cash Balance), such deficiency minus any deficiency in the Company Minimum Cash Balance shall be divided by the Parent Common Stock Price and shall be deemed to be the Cash Balance Adjustment and the resulting shares of Parent Common Stock shall be added to the Total Merger Consideration; (ii) in the event the Company Minimum Cash Balance is less than the amount required under Section 5.15(b) (and such deficiency is greater in amount than the deficiency in the Parent Minimum Cash Balance), such deficiency minus any deficiency in the Parent Minimum Cash Balance shall be divided by the Parent Common Stock Price and shall be deemed to be the Cash Balance Adjustment and the resulting shares of Parent Common Stock shall be subtracted from the Total Merger Consideration; and (iii) in the event the Parent Minimum Cash exceeds the amount required under Section 5.15(a) and the Company Minimum Cash Balance exceeds the amount required under Section 5.15(b), the Cash Balance Adjustment shall be deemed to be zero and no adjustment shall be made to the Total Merger Consideration.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Common Allocable Shares” means the number obtained by dividing (x) the Company Common Available Merger Consideration Value by (y) the Parent Common Stock Price.

“Common Exchange Ratio” means the number obtained by dividing (x) the number of the Common Allocable Shares by (y) the number of the Company Total Fully Diluted Shares.

“Company Common Available Merger Consideration Value” means (i) the Total Merger Consideration Value minus (ii) the Retention Bonus Plan Payment Value minus (iii) the Series C Preference Available Merger Consideration Value minus (iv) the Series A/B Preference Available Merger Consideration Value.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock.

“Company Total Fully Diluted Shares” means, as of immediately prior to the Effective Time, the sum of (i) the number of shares of Company Common Stock outstanding (whether or not subject to any restrictions or right of repurchase in favor of the Company), (ii) the number of shares of Company Common Stock issueable upon the conversion of the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock in accordance with the terms of the Company Certificate, (iii) the number of shares of Company Common Stock and Company Preferred Stock into which any outstanding convertible or exchangeable securities (including the Company Warrants, but excluding the Company Options) may be converted or exchanged and (iii) the number of shares of Company Common Stock issuable upon exercise of all outstanding Company Options (whether or not then exercisable, and regardless of the exercise price), but excluding for purposes of this calculation any shares of capital stock held in the treasury of the Company.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated) other than Parent or the Company that together with Parent or the Company, as applicable, is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Mellon Investor Services as escrow agent under the Escrow Agreement, or any alternative or successor agent which (a) shall be designated by Parent and the Company if designated prior to Closing and (b) shall be designated in accordance with the terms of the Escrow Agreement if designated after Closing.

“Escrow Agreement” means the escrow agreement to be entered into at the Closing by and among Parent, the Company, the Escrow Agent and the Stockholder Representative, in substantially the form attached hereto as Exhibit I.

“Escrow Shares” means the number of shares of Parent Common Stock equal to five percent (5%) of the Total Merger Consideration.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratios” shall mean each or any of the Series C Preference Exchange Ratio, the Series B Preference Exchange Ratio, the Series A Preference Exchange Ratio and/or the Common Exchange Ratio.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and any other officer having primary responsibility for such matter after reasonably inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Material Adverse Effect” means, when used in connection with the Company or Parent, any change, effect or circumstance that: (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (A) economic conditions generally in the United States or foreign economies in any locations where such party has material operations or sales; (B) conditions generally affecting the industries in which such party participates; (C) the announcement or pendency of the Merger; (D) legislative or regulatory changes in the industries in which such party participates following the announcement of the transactions contemplated by this Agreement; (E) any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity or emergency; (F) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement; (G) the failure of any nonclinical or clinical trial to demonstrate the desired safety and efficacy of any Medical Device, Biologic or Drug; or (H) the denial, delay or limitation of approval of, or taking of any other regulatory action by, the FDA or any other Governmental Entity with respect to any Medical Device, Biologic or Drug; provided, with respect to clauses (A), (B) and (D) the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party; or (ii) prevents the Company or Parent, as applicable, from consummating the Merger and the other transactions contemplated by this Agreement.

“Operating Committee” shall consist of Rodney A. Ferguson, Arnold L. Oronsky, one individual designated by Parent, who shall initially be Richard B. Brewer and one individual designated by Company, who shall initially be Michael F. Powell.

“Parent Common Stock Price” means the average of the closing sale prices for one share of Parent Common Stock as quoted on The NASDAQ National Market System for the five (5) consecutive trading days ending three (3) trading days prior to the Closing Date.

“Parent Stock Plans” means the Parent 2003 Equity Incentive Plan and 2003 Non-employee Director Stock Option Plan.

“Parent Total Fully Diluted Shares” means, as of immediately prior to the Effective Time, the sum of (i) the number of shares of Parent Common Stock outstanding (whether or not subject to any restrictions or right of repurchase in favor of Parent), (ii) the number of shares of Parent Common Stock into which any outstanding convertible or exchangeable securities may be converted or exchanged (whether or not then convertible or exchangeable, and regardless of the conversion, exchange or exercise price) and (iii) the number of shares of Parent Common Stock issuable upon exercise of all outstanding Parent Options (whether or not then exercisable, and regardless of the exercise price), but excluding for purposes of this calculation (x) any shares of capital stock held in the treasury of Parent, (y) reserved for future option grants under the Parent Stock Plan or (z) reserved for future issuance under the Company’s 2003 Employee Stock Purchase Plan.

“Participating Stockholders” means (a) those Company stockholders immediately prior to the Effective Time that are not holders of shares that are or remain then eligible to become Appraisal Shares, (b) those holders of Participating Units immediately prior to the Effective Time, and (c) following the Effective Time, those former Company stockholders who are not Participating Stockholders immediately prior to the Effective Time but who fail to perfect, effectively withdraw or otherwise lose their appraisal rights under Delaware Law following the Effective Time.

“Participating Units” means the units awarded by the Company Board pursuant to the Retention Bonus Plan outstanding immediately prior to the Effective Time.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Pro Rata Share” means, with respect to each Participating Stockholder, a fraction the numerator of which is the number of shares of Parent Common Stock to which such Participating Stockholder is entitled under Sections 2.1 and/or 2.4 and the denominator of which is the aggregate amount of Parent Common Stock to which all Participating Stockholders are entitled under Sections 2.1 and 2.4.

“Retention Bonus Plan” means the AlgoRx Pharmaceuticals, Inc. 2005 Retention Bonus Plan.

“Retention Bonus Plan Payment Value” means the dollar amount obtained by multiplying the (x) the Retention Bonus Plan Payment by (y) the Parent Common Stock Price.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preference Value” means the dollar amount obtained by multiplying (x) the number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time by (y) $1.00.

“Series A Preference Exchange Ratio” means the number obtained by multiply (x) the Series A/B Preference Allocable Shares by (y)(i) the aggregate number of shares of Company Series A Preferred Stock issued and outstanding as of immediately prior to the Effective Time divided by (ii) the aggregate number of shares of Company Series A Preferred Stock and Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time; provided, however, if the Series A/B Preference Value is greater than the Series A/B Preference Available Merger Consideration Value, the Series A Preference Exchange Ratio shall mean the number obtained by multiplying (a) the Series A/B Available Merger Consideration Value by (b)(i) the Series A Preference Value divided by (ii) the Series A/B Preference Value.

“Series A/B Preference Allocable Shares” means the number obtained by dividing (x) the Series A/B Preference Available Merger Consideration Value by (y) the Parent Common Stock Price.

“Series A/B Preference Available Merger Consideration Value” means (i) the Total Merger Consideration Value minus (ii) the Retention Bonus Plan Payment Value minus (iii) the Series C Preference Available Merger Consideration Value; provided, however the Series A/B Preference Available Merger Consideration Value shall not exceed the Series A/B Preference Value.

“Series A/B Preference Value” means the sum of the Series A Preference Value and Series B Preference Value.

“Series B Preference Value” means the dollar amount obtained by multiplying (x) the number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time by (y) $1.30.

“Series B Preference Exchange Ratio” means the number obtained by multiply (x) the Series A/B Preference Allocable Shares by (y)(i) the aggregate number of shares of Company Series B Preferred Stock issued and outstanding as of immediately prior to the Effective Time divided by (ii) the aggregate number of shares of Company Series A Preferred Stock and Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time; provided, however, if the Series A/B Preference Value is greater than the Series A/B Preference Available Merger Consideration Value, the Series B Preference Exchange Ratio shall mean the number obtained by multiplying (a) the Series A/B Available Merger Consideration Value by (b)(i) the Series B Preference Value divided by (ii) the Series A/B Preference Value.

“Series C Preference Value” means the dollar amount obtained by multiplying (x) the sum of (i) the number of shares of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time plus (ii) the aggregate number of shares of Company Series C Preferred Stock issuable upon exercise of outstanding Company Warrants, if any by (y) $0.88875.

“Series C Preference Allocable Shares” means the number obtained by dividing (x) the Series C Available Merger Consideration Value by (y) the Parent Common Stock Price.

“Series C Preference Exchange Ratio” means the number obtained by dividing (x) the Series C Preference Allocable Shares by (y) the sum of (i) the aggregate number of shares of Company Series C Preferred Stock issued and outstanding as of immediately prior to the Effective Time plus (ii) the aggregate number of shares of Company Series C Preferred Stock issuable upon exercise of outstanding Company Warrants, if any.

“Series C Preference Available Merger Consideration Value” means (i) the Total Merger Consideration Value minus (ii) the Retention Bonus Plan Payment Value; provided, however, that the Series C Preference Available Merger Consideration shall not exceed the Series C Preference Value.

“Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” shall mean, with respect to Parent or the Company, a bona fide written offer which is not solicited after the date hereof in violation of this Agreement made by any person other than either such party to purchase, in exchange for consideration consisting exclusively of cash or equity securities traded publicly in the U.S. (or a combination thereof), all of the outstanding capital stock of such party, pursuant to a tender or exchange offer, a merger, a consolidation, a recapitalization or otherwise, that (A) is not subject to a financing contingency, and (B) is on terms which such party’s Board of Directors in good faith concludes (after obtaining and taking into account having taken into account the advice of its financial advisors and after taking into account the various legal, financial and regulatory aspects of the proposal and the likelihood and anticipated timing of consummation) are more favorable from a financial point of view to such party’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (including any revisions hereto).

“Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs duties, real property, personal property, capital stock, employment, profits, withholding, disability, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not, (ii) any liability for the payment of amounts referred to in (i) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (iii) any liability for amounts referred to in (i) or (ii) as a result of any obligations to indemnify another person (whether by agreement, applicable law or otherwise) or as a result of being a successor in interest or transferee of another person.

“Tax Returns” means any report, return (including information return), claim for refund, or declarations or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Total Merger Consideration” means (i) the number of shares obtained by multiplying (x) 1.6315789 by (y) the number of Parent Total Fully Diluted Shares (ii) plus or minus the Cash Balance Adjustment (which amount and whether plus or minus shall be determined in accordance with the definition of Cash Balance Adjustment in this Section 9.2).

“Total Merger Consideration Value” means the dollar amount obtained by multiplying (x) the Total Merger Consideration by (y) the Parent Common Stock Price.

9.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Section
Agreement	Preamble

Certificate of Merger	Section 1.2

Closing	Section 1.2

Closing Date	Section 1.2

Code	Recitals

Company	Preamble

Company Benefit Plan	Section 4.10(a)

Company Board	Section 4.4(b)

Company Board Approval	Section 4.4(b)

Company By-laws	Section 4.2

Company Certificate	Section 4.2

Company Common Stock	Section 2.1(d)

Company Converted Warrant	Section 2.6

Company Deferred Compensation Plan	Section 4.10(g)

Company Disclosure Schedule	Article IV

Company Financial Advisor	Section 4.21

Company Material Contract	Section 4.13

Company Material Intellectual Property	Section 4.16

Company Minimum Cash Balance	Section 5.15(b)

Company Options	Section 2.5

Company Recommendation	Section 5.4(b)

Company S-1	Section 4.2

Company Series A Preferred Stock	Section 2.1(a)

Company Series B Preferred Stock	Section 2.1(b)

Company Series C Preferred Stock	Section 2.1(c)

Company Stock Option Plans	Section 2.5

Company Stockholder Approval	Section 4.21

Defined Term	Section
Company Stockholders’ Meeting	Section 5.4(b)

Company Termination Fee	Section 7.2(c)

Company Unaudited Financial Statements	Section 4.7(b)

Company Voting Agreement	Recitals

Company Warrants	Section 2.6

Confidentiality Agreement	Section 5.5

Continuing Employees	Section 5.11(c)

Damages	Section 8.2

D&O Insurance	Section 5.12 (b)

Delaware Law	Recitals

Effective Time	Section 1.2

Exchange Agent	Section 2.2(a)

Exchange Fund	Section 2.2(a)

FDA	Section 3.6

FDCA	Section 3.6

Joint Proxy Statement/Prospectus	Section 5.3(a)

Merger	Recitals

Merger Sub	Preamble

Multiemployer Plan	Section 3.10(c)

Outside Date	Section 7.1(b)

Parent	Preamble

Parent Benefit Plan	Section 3.10(a)

Parent Board	Section 3.4(b)

Parent Board Approval	Section 3.4(b)

Parent By-Laws	Section 3.2

Parent Certificate	Section 3.2

Parent Common Stock	Section 2.1(a)

Parent Deferred Compensation Plan	Section 3.10(g)

Parent Disclosure Schedule	Article III

Parent Financial Advisor	Section 3.20

Parent Form 10-K	Section 3.2

Parent Material Contract	Section 3.13

Parent Material Intellectual Property	Section 3.16

Parent Minimum Cash Balance	Section 5.15(a)

Parent Options	Section 3.3(a)

Defined Term	Section
Parent Permits	Section 3.6

Parent Preferred Stock	Section 3.3(a)

Parent Recommendation	Section 5.4(a)

Parent SEC Filings	Section 3.7(a)

Parent Stock Plans	Section 3.3(b)

Parent Stockholder Approval	Section 3.21

Parent Stockholders’ Meeting	Section 5.4(a)

Parent Termination Fee	Section 7.2(b)

Parent Voting Agreement	Recitals

Reasonable Interpretation	Section 3.10(g)

Registration Statement	Section 5.3(a)

Representatives	Section 5.5

Retention Bonus Plan Payment	Section 2.4

Sarbanes-Oxley Act	Section 3.7(d)

Section 16	Section 5.11(b)

Stockholder Representative	Preamble

Surviving Corporation	Recitals

9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.6 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and Parent Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.12, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

9.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

9.11 Disclosure. The provision of monetary or other quantitative thresholds for disclosure by any party (whether in that party’s disclosure schedule or otherwise) does not and shall not be deemed to create or imply a standard of materiality hereunder.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CORGENTECH, INC.

By:	/S/ JOHN P. MCLAUGHLIN
John P. McLaughlin Chief Executive Officer

ELEMENT ACQUISITION CORP.

By:	/S/ JOHN P. MCLAUGHLIN
John P. McLaughlin Chief Executive Officer

ALGORX PHARMACEUTICALS, INC.

By:	/S/ RONALD M. BURCH
Ronald M. Burch, M.D., Ph.D. Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

Signature

Printed Name

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER